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                        May 31, 2023

       Kyle Fletcher
       General Counsel
       Celularity Inc
       170 Park Ave
       Florham Park, New Jersey 07932

                                                        Re: Celularity Inc
                                                            Registration
Statement on Form S-3
                                                            Filed May 25, 2023
                                                            File No. 333-272198

       Dear Kyle Fletcher:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Jimmy
McNamara at 202-551-7349 with any questions.




                        Sincerely,


                        Division of Corporation Finance

                        Office of Life Sciences
       cc:                                              Marianne Sarrazin